Exhibit 99.1

FOR IMMEDIATE RELEASE:

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090

THE HERSHEY COMPANY ANNOUNCES EXPIRATION OF TENDER OFFERS FOR 8.80% DEBENTURES DUE 2021 AND 7.20% DEBENTURES DUE 2027

HERSHEY, Pa., September 9, 2015 – The Hershey Company (NYSE: HSY) announced today that its previously announced cash tender offers (the “Tender Offers”) for up to $100 million (the “Tender Cap”) aggregate purchase price of its $100 million outstanding 8.80% Debentures due 2021 (the “2021 Debentures”) and its $250 million outstanding 7.20% Debentures due 2027 (the “2027 Debentures” and, together with the 2021 Debentures, the “Debentures”) expired at 11:59 p.m., New York City time, on September 8, 2015 (the “Expiration Time”). The Tender Offers were made pursuant to an offer to purchase dated August 11, 2015, and the related letter of transmittal dated August 11, 2015, which set forth the terms of the Tender Offers.

As set forth in the table below, as of the Expiration Time, Hershey received tenders for (i) $17,741,000 aggregate principal amount of the 2021 Debentures, and (ii) $65,374,000 aggregate principal amount of the 2027 Debentures. The amount of tendered Debentures results in a total purchase price that exceeds the Tender Cap. Based on the Tender Cap and the proration terms of the Tender Offers, Hershey purchased for cash as part of the previously announced early tender on August 26, 2015, $15,285,000 and $56,361,000 aggregate principal amount of the 2021 Debentures and the 2027 Debentures, respectively, resulting in an aggregate purchase price of $99,999,523 (plus an additional $165,094 in aggregate accrued interest).

Title of Security	CUSIP No./ISIN No.	Principal Amount Outstanding	Principal Amount Tendered as of the Expiration Time	Principal Amount Purchased

8.80% Debentures due 2021	427866AE8 / US427866AE85	$100,000,000	$17,741,000	$15,285,000

7.20% Debentures due 2027	427866AL2 / US427866AL29	$250,000,000	$65,374,000	$56,361,000

About The Hershey Company

The Hershey Company (NYSE: HSY), headquartered in Hershey, Pa., is a global confectionery leader known for bringing goodness to the world through its chocolate, sweets, mints and other great-tasting snacks. Hershey has more than 22,000 employees around the world who work every day to deliver delicious, quality products. The company, which has more than 80 brands around the world that drive over $7.4 billion in annual revenues, includes such iconic brand names as Hershey’s, Reese’s, Hershey’s Kisses, Jolly Rancher, Ice Breakers and Brookside. Hershey is focused on growing its presence in key international markets while continuing to build its competitive advantage in North America. Additionally, Hershey is expanding its portfolio into categories beyond confectionery, finding new ways to bring goodness to people everywhere.

At Hershey, goodness has always been about more than delicious products. For 120 years, Hershey has been committed to good business by operating fairly, ethically and sustainably to make a positive impact on society. This means contributing to a better life for its employees, consumers, communities, and, ultimately, creating a bright future for children in need. This commitment is exemplified by Milton Hershey School, established in 1909 by the company’s founder and administered by Hershey Trust Company. The children who attend the school receive education, housing, and medical care — thriving as direct beneficiaries of The Hershey Company’s success.

Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to risks and uncertainties. Other than statements of historical fact, information regarding activities, events and developments that we expect or anticipate will or may occur in the future, including, but not limited to, information relating to our future growth and profitability targets and strategies designed to increase total shareholder value, are forward-looking statements based on management’s estimates, assumptions and projections. Forward-looking statements also include, but are not limited to, statements regarding our future economic and financial condition and results of operations, the plans and objectives of management and our assumptions regarding our performance and such plans and objectives. Many forward-looking statements may be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated” and “potential,” among others. Forward-looking statements contained in this press release are predictions only and actual results could differ materially from management’s expectations due to a variety of factors, including those described the section titled “Risk Factors” in our Annual Report on Form 10-K, and in our Quarterly Report on Form 10-Q where subsequently updated (see Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended April 5, 2015, filed on May 1, 2015 and July 5, 2015 filed on August 7, 2015). All forward-looking statements attributable to us or persons working on our behalf are expressly qualified in their entirety by such risk factors. The forward-looking statements that we make in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. We assume no obligation to update developments of these risk factors or to announce publicly any revisions to any of the forward-looking statements that we make, or to make corrections to reflect future events or developments, except as required by the federal securities laws.